Sandy Spring Bancorp, Inc. President and CEO Daniel J. Schrider to Add Chair Role

Current Chair Robert L. Orndorff to Become Lead Independent Director

OLNEY, Md., Dec. 15, 2022 (GLOBE NEWSWIRE) -- Sandy Spring Bancorp, Inc. (Nasdaq – SASR), the parent company of Sandy Spring Bank, announced today that its Board of Directors has elected President and CEO, Daniel J. Schrider, to the role of Board Chair, effective January 1, 2023. Schrider has served as a director since 2009. The Board of Directors has also elected current Board Chair, Robert L. Orndorff, as Lead Independent Director.

“Dan’s leadership, insight and passion for the client experience has set a solid foundation for the continuing success of the Company,” said Mr. Orndorff. “Combining the Chair and CEO roles at this time supports clear accountability, effective decision-making and execution of corporate strategy. I look forward to continuing to work together on behalf of our clients, employees and shareholders.”

Orndorff has served as Board Chair since 2010 and as a director since 1991. He is the founder and President of RLO Contractors, Inc., a leading residential and commercial excavating company based in central Maryland.

“For over 30 years, Bob has been a steadfast and committed leader for the Company and for me personally. I am grateful for his continued contributions and look forward to working with him in this new capacity,” said Schrider.

Concurrent with the appointments, the Board approved updated Corporate Governance Guidelines. Among other things, these Guidelines define the responsibilities of the Lead Independent Director.

About Sandy Spring Bancorp, Inc. Sandy Spring Bancorp, Inc., headquartered in Olney, Maryland, is the holding company for Sandy Spring Bank, a premier community bank in the Greater Washington, D.C. region. With over 50 locations, the bank offers a broad range of commercial and retail banking, mortgage, private banking, and trust services throughout Maryland, Virginia, and Washington, D.C. Through its subsidiaries, Rembert Pendleton Jackson, and West Financial Services, Inc., Sandy Spring Bank also offers a comprehensive menu of wealth management services.

For more information, contact Jen Schell at jschell@sandyspringbank.com or 301.570.8331.